EXHIBIT INDEX

Exhibit 10(j): Copy of Letter amendment dated April 7, 1997 to the Selling Agent Agreement dated June 1, 1990, between American Express Financial Advisors
                     Inc. and American Express Bank International.

Exhibit 23:          Opinion and Consent of Counsel